NEWS RELEASE
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HomeStreet Inc., Completes Previously Announced “At The Market” Offering of Common Stock

Seattle, WA - December 12, 2016 - HomeStreet, Inc., (the “Company”) (NASDAQ:HMST), the parent company of HomeStreet Bank, today announced that it has completed its previously announced sale of approximately $60,000,000 of its common stock through an “at the market” equity offering program (the “Offering”). The Company expects to complete settlement of the Offering on December 13, 2016.

Net proceeds of the Offering are expected to be approximately $58.6 million, which the Company intends to use for general corporate purposes, growth, and possible future acquisitions.

“We are pleased with the speed and efficiency of this capital raise. Our ability to sell this volume of shares so quickly into the market reflects the success of our business strategy to build a leading commercial and consumer bank in the best markets in the Western United States,” said Mark K. Mason, HomeStreet chairman, president and CEO. “The Offering represents our first equity raise since our initial public offering and comes at a time when we have achieved considerable success in growing and diversifying our business in new and existing markets, while remaining committed to serving our clients and communities. We thank our existing shareholders for their support and welcome our new shareholders.”

FBR Capital Markets & Co. and Keefe, Bruyette & Woods, Inc. served as sales agents of the Offering.

About HomeStreet, Inc.

Now in its 96th year, HomeStreet, Inc. (NASDAQ: HMST) is a diversified financial services company headquartered in Seattle, Washington, and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA).

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. The prospectus and the prospectus supplement contain a discussion of the “risk factors” that could cause us to take actions other than those we presently anticipate, that could cause our financial condition or results of operations to fall short of our expectations, or that could otherwise materially and adversely affect our business.

HomeStreet, Inc.
Media:
Heidi Wesley-Cleveland, 206-753-3740
heidi.wesley-cleveland@homestreet.com

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Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com